UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hall, John R.
   c/o Ashland Inc.
   100 Ashland Drive
   Russell, KY  41169
2. Issuer Name and Ticker or Trading Symbol
   UCAR International Inc.
   ("UCR")
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March 30, 1998
5. If Amendment, Date of Original (Month/Year)
   April 9, 1998
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |    | |                  |   |           |            7,000(1|D     |                           |
                           |      |    | |                  |   |           |)                  |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock option (right to|$32.53  |3/30/|A   |V|5,000(2)   |A  |3/30/|3/30/|Common Stock|5,000  |       |5,000       |D  |            |
 buy)                 |        |98   |    | |           |   |98   |08   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Includes 1,000 shares of Common Stock granted pursuant to UCAR International Inc. 1995 Directors Stock Plan.
 Of such shares, 600 shares have vested and 200 of such shares will vest on January 1 of each of 1999 and
2000.
(2) Represents options to purchase shares of Common Stock pursuant to UCAR International Inc. Second Amended and Restated Management Stock Option Plan.
SIGNATURE OF REPORTING PERSON
/s/ Karen G. Narwold, Attorney-in-Fact for John R. Hall
DATE
May 6, 1998